UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


(Check One):    Form 10-K    Form 20-F     Form 11-K  X  Form 10-Q    Form N-SAR
            ----         ----          ----          ----         ----
For Period Ended: March 31, 2002
[   ]    Transition Report on Form 10-K
[   ]    Transition Report on Form 20-F
[   ]    Transition Report on Form 11-K
[   ]    Transition Report on Form 10-Q
[   ]    Transition Report on Form N-SAR

For the Transition Period Ended:
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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
   NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSIONS HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

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Full Name of Registrant:

Geo Petroleum, Inc.
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Former Name if Applicable:

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Address of Principal Executive Office (Street and Number)

18281 Lemon Drive
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City, State and Zip Code

Yorba Linda, California 92886
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PART II - Rules 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box, if appropriate)


 X
---
     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


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PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed). The Registrant hereby represents that it is unable to file its Quarterly Report on Form 10-QSB for the period ended March 31, 2002 without unreasonable effort or expense because the Registrant's management has been unable to timely compile the information that is required to be disclosed, as management has been required to expend significant management time to oversee the Registrant's business operations, which required management to travel significantly. The delay in compiling the information necessary could not have been eliminated without unreasonable effort or expense. The Registrant further represents that the Form 10-QSB will be filed by no later than the 5th day following the date on which the Form 10-QSB was due.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

         Richard C. Reincke           (949)                 660-9700
         -----------------         ---------------------------------------------
         (Name)                    (Area Code)               (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities and Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

           X   Yes      No
         ------    -----

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(3)      Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

           X   Yes      No
         ------    -----

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                               Geo Petroleum, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned, hereunto duly authorized.

          By:   /s/ Dennis Tempe                                 August 14, 2002
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                Dennis Timpe, President

INSTRUCTION: THE FORM MAY BE SIGNED BY AN EXECUTIVE OFFICE OF THE REGISTRANT OR BY ANY OTHER DULY AUTHORIZED REPRESENTATIVE. THE NAME AND TITLE OF THE PERSON SIGNING THE FORM SHALL BE TYPED OR PRINTED BENEATH THE SIGNATURE. IF THE STATEMENT IS SIGNED ON BEHALF OF THE REGISTRANT BY AN AUTHORIZED REPRESENTATIVE (OTHER THAN AN EXECUTIVE OFFICER), EVIDENCE OF THE REPRESENTATIVE'S AUTHORITY TO SIGN ON BEHALF OF THE REGISTRANT SHALL BE FILED WITH THE FORM.

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ATTENTION:  Intentional  misstatements  or omissions
of fact constitute  Federal Criminal  Violations (See  18 U.S.C. 1001).
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